News For release: Tuesday, Feb. 1, 2022, at 4:05 p.m. ET GM Reports 2021 Full-Year and Fourth-Quarter Results, Including Record Earnings DETROIT – General Motors Co. (NYSE: GM) today reported 2021 full-year earnings that include net income of $10 billion, EBIT-adjusted of $14.3 billion, net income margin of 7.9%, EBIT-adjusted margin of 11.3%, EPS-diluted of $6.70 and EPS-diluted-adjusted of $7.07. GM’s full-year net income, EBIT-adjusted, EBIT-adjusted margin and EPS measures are all records. GM’s fourth-quarter results include net income of $1.7 billion, net income margin of 5.2%, EPS-diluted of $1.16, EPS-diluted-adjusted of $1.35, EBIT-adjusted of $2.8 billion and EBIT-adjusted margin of 8.5%. The company expects full-year 2022 net income to be in a range of $9.4 billion - $10.8 billion and EBIT- adjusted to be in a range of $13.0 billion - $15.0 billion, assuming continued steady demand for new vehicles and no significant new economic or supply chain challenges. • GM Chair and CEO Mary Barra’s Letter to Shareholders • Earnings Deck Q4 and CY 2021 • 2021 Q4 and CY Consolidated Financial Highlights Exhibit 99.1

Results overview

($M) except where noted	Years Ended December 31, 2021		Years Ended December 31, 2020		Change
Revenue	$	127,004	$	122,485	$ 4,519
Net income attributable to stockholders	$	10,019	$	6,427	$ 3,592
EBIT-adjusted	$	14,295	$	9,710	$ 4,585
Net income margin		7.9 %		5.2 %	2.7 ppts
EBIT-adjusted margin		11.3 %		7.9 %	3.4 ppts
Automotive operating cash flow	$	9,693	$	7,519	$ 2,174
Adjusted automotive free cash flow	$	2,564	$	2,610	$ (46)
EPS-diluted[(a)]	$	6.70	$	4.33	$ 2.37
EPS-diluted-adjusted[(a)]	$	7.07	$	4.90	$ 2.17
GMNA EBIT-adjusted	$	10,318	$	9,071	$ 1,247
GMNA EBIT-adjusted margin		10.2 %		9.4 %	0.8 ppts
GMI EBIT-adjusted	$	827	$	(528)	$ 1,355
China equity income	$	1,098	$	512	$ 586
GM Financial EBT-adjusted	$	5,036	$	2,702	$ 2,334

(a) EPS-diluted and EPS-diluted-adjusted include a $0.30 and $0.12 impact from revaluation on equity investments in the years ended December 31, 2021 and 2020.

($M) except where noted	Three Months Ended December 31, 2021		Three Months Ended December 31, 2020		Change
Revenue	$	33,584	$	37,518	$ (3,934)
Net income attributable to stockholders	$	1,741	$	2,846	$ (1,105)
EBIT-adjusted	$	2,839	$	3,712	$ (873)
Net income margin		5.2 %		7.6 %	(2.4) ppts
EBIT-adjusted margin		8.5 %		9.9 %	(1.4) ppts
Automotive operating cash flow	$	9,384	$	5,243	$ 4,141
Adjusted automotive free cash flow	$	6,403	$	3,433	$ 2,970
EPS-diluted[(a)]	$	1.16	$	1.93	$ (0.77)
EPS-diluted-adjusted[(a)]	$	1.35	$	1.93	$ (0.58)
GMNA EBIT-adjusted	$	2,165	$	2,612	$ (447)
GMNA EBIT-adjusted margin		8.1 %		8.7 %	(0.6) ppts
GMI EBIT-adjusted	$	275	$	283	$ (8)
China equity income	$	244	$	248	$ (4)
GM Financial EBT-adjusted	$	1,180	$	1,039	$ 141

(a) EPS-diluted and EPS-diluted-adjusted include a $0.02 and $0.26 impact from revaluation on equity investments in the three months ended December 31, 2021 and 2020.

2022 guidance • Full-year EPS-diluted and EPS-diluted-adjusted of between $6.25 and $7.25 • Full-year net income of between $9.4 billion and $10.8 billion, and EBIT-adjusted of between $13.0 billion and $15.0 billion See below for reconciliations of non-GAAP measures to their most directly comparable GAAP measures or visit the GM Investor Relations website for complete details. Conference call for investors and analysts Mary Barra and Chief Financial Officer Paul Jacobson will host a conference call for investors and analysts at 5 p.m. ET today to discuss these results and the company’s growth strategy. Introductory remarks will be followed by a question-and-answer session. Those who wish to listen to the call may dial in using the following numbers: • United States: 1-800-857-9821 • International: +1-517-308-9481 • Name of call: General Motors Q4 2021 Earnings Call General Motors (NYSE:GM) is a global company focused on advancing an all-electric future that is inclusive and accessible to all. At the heart of this strategy is the Ultium battery platform, which will power everything from mass- market to high-performance vehicles. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Chevrolet, Buick, GMC, Cadillac, Baojun and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, can be found at https://www.gm.com. ### CONTACTS: Jim Cain GM Communications 313-407-2843 james.cain@chevrolet.com Michael Heifler GM Investor Relations 313-418-0220 michael.heifler@gm.com David Caldwell GM Communications 586-899-7861 david.caldwell@gm.com

Cautionary Note on Forward-Looking Statements: This press release and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements represent our current judgement about possible future events and are often identified by words such as “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions. In making these statements, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Non-GAAP Reconciliations The following table reconciles Net income attributable to stockholders under U.S. GAAP to EBIT-adjusted (dollars in millions): Three Months Ended Years Ended December 31, 2021 December 31, 2020 December 31, 2021 December 31, 2020 Net income attributable to stockholders(a) $ 1,741 $ 2,846 $ 10,019 $ 6,427 Income tax expense 471 642 2,771 1,774 Automotive interest expense 227 275 950 1,098 Automotive interest income (44) (46) (146) (241) Adjustments Patent royalty matters(b) 250 — 250 — GM Brazil indirect tax matters(c) 194 — 194 — Cadillac dealer strategy(d) — 99 175 99 GM Korea wage litigation(e) — — 82 — GMI restructuring(f) — 26 — 683 Ignition switch recall and related legal matters(g) — (130) — (130) Total adjustments 444 (5) 701 652 EBIT-adjusted $ 2,839 $ 3,712 $ 14,295 $ 9,710 __________ (a) Net of net loss attributable to noncontrolling interest. (b) This adjustment was excluded because it relates to potential royalties accrued with respect to past-year sales. (c) This adjustment was excluded because it relates to a potential settlement with certain third parties relating to retrospective recoveries of indirect taxes in Brazil. (d) These adjustments were excluded because they relate to strategic activities to transition certain Cadillac dealers from the network as part of Cadillac's electric vehicle strategy. (e) This adjustment was excluded because of the unique events associated with recent Supreme Court of the Republic of Korea (Korea Supreme Court) decisions related to our salaried workers. (f) These adjustments were excluded because of a strategic decision to rationalize our core operations by exiting or significantly reducing our presence in various international markets to focus resources on opportunities expected to deliver higher returns. The adjustments primarily consist of dealer restructurings, asset impairments, inventory provisions and employee separation charges in Australia, New Zealand, Thailand and India in the year ended December 31, 2020. (g) These adjustments were excluded because of the unique events associated with the ignition switch recall, which included various investigations, inquiries and complaints from constituents.

The following table reconciles diluted earnings per common share under U.S. GAAP to EPS-diluted-adjusted (dollars in millions, except per share amounts):

	Three Months Ended				Years Ended			
	December 31, 2021		December 31, 2020		December 31, 2021		December 31, 2020	
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Diluted earnings per common share	$ 1,703	$ 1.16	$ 2,800	$ 1.93	$ 9,837	$ 6.70	$ 6,247	$ 4.33
Adjustments[a]	444	0.30	(5)	–	701	0.47	652	0.46
Tax effect on adjustment[b]	(62)	(0.04)	12	–	(105)	(0.07)	(70)	(0.05)
Tax adjustment[c]	(96)	(0.07)	–	–	(51)	(0.03)	236	0.16
EPS-diluted-adjusted	$ 1,989	$ 1.35	$ 2,807	$ 1.93	$ 10,382	$ 7.07	$ 7,065	$ 4.90

(a) Refer to the reconciliation of Net income attributable to stockholders under U.S. GAAP to EBIT-adjusted for adjustment details.

(b) The tax effect of each adjustment is determined based on the tax laws and valuation allowance status of the jurisdiction to which the adjustment relates.

(c) In the year ended December 31, 2021, the adjustments consist of tax benefits related to a deduction for an investment in a subsidiary and resolution of uncertainty relating to an indirect tax refund claim in Brazil, partially offset by tax expense related to the establishment of a valuation allowance against Cruise deferred tax assets. In the year ended December 31, 2020, the adjustment consists of tax expense related to the establishment of a valuation allowance against deferred tax assets in Australia and New Zealand. These adjustments were excluded because of the unique nature of these events and significant impacts of valuation allowances are not considered part of our core operations.

The following table reconciles net automotive cash provided by operating activities under U.S. GAAP to adjusted automotive free cash flow (dollars in millions):

	Three Months Ended		Years Ended	
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net automotive cash provided by operating activities	$ 9,384	$ 5,243	$ 9,693	$ 7,519
Less: Capital expenditures	(3,154)	(1,959)	(7,389)	(5,251)
Add: Cadillac dealer strategy	100	21	144	21
Add: GM Korea Wage Litigation	73	–	92	–
Add: GMI restructuring	–	128	24	379
Less: GM Brazil indirect tax recoveries	–	–	–	(58)
Adjusted automotive free cash flow	$ 6,403	$ 3,433	$ 2,564	$ 2,610

Guidance Reconciliations The following table reconciles expected Net income attributable to stockholders under U.S. GAAP to expected EBIT-adjusted (dollars in billions): Year Ending December 31, 2022 Net income attributable to stockholders $ 9.4-10.8 Income tax expense 2.8-3.4 Automotive interest expense, net 0.8 EBIT-adjusted(a) $ 13.0-15.0 __________ (a) We do not consider the potential future impact of adjustments on our expected financial results.